Exhibit 99.1

CONTACT:	Len Texter	FOR IMMEDIATE RELEASE
	Vice President, Investor Relations	September 22, 2014
(859) 572-8684

GENERAL CABLE UPDATES THIRD QUARTER AND FULL YEAR OUTLOOK

•	Third quarter and full year adjusted operating income expected to be at or around the low end of the range of $60 to $75 million and $200 to $230 million, respectively

•	Adjusted operating cash flow for 2014 anticipated to be at or around the low end of the range of $135 to $165 million; focus continues on reducing working capital in the business

•	Focused on timely execution of the Company’s restructuring program which is advancing according to plan

HIGHLAND HEIGHTS, KENTUCKY, September 22, 2014 – General Cable Corporation (NYSE: BGC) announced today third quarter and full year adjusted operating income are expected to be at or around the low end of management’s previously communicated range of $60 million and $200 million, respectively. Adjusted operating cash flow for the full year is expected to trend toward the low end of management’s guidance range of $135 million due principally to the lower cash earnings expected over the second half of the year.

Relative to the Company’s previously communicated outlook for the third quarter, global unit demand has lagged expectations particularly in Latin America, Thailand and Spain. End market demand throughout Latin America continues to be hampered by inconsistent construction spending and electrical infrastructure investment. In Thailand, demand for the Company’s products has not yet been significantly impacted by the actions taken by the new government aimed at improving domestic economic activity. Additionally, the Spanish market remains difficult due to the ongoing challenges faced in that economy. The previously communicated range for adjusted operating income was based on an average COMEX copper price assumption of $3.21 per pound. The August and September (month-to-date) average price of copper has declined to $3.16 and $3.12, respectively. Partially offsetting these trends is the anticipated performance of the Company’s North American business which continues to be a source of relative stability.

Given the demand factors discussed above and, to a lesser extent, the lower copper price environment, the Company anticipates reporting adjusted operating income for 2014 at or around the low end of its previously communicated range of $200 to $230 million. Over the second half of the year, the performance of the Company’s North American business coupled with the initial savings from its restructuring program are expected to partially offset the impact of lower than expected end market demand in Latin America, Thailand and Spain as well as lower copper prices. The current full year outlook now assumes copper (COMEX) and aluminum (LME) prices of $3.09 and $0.88, respectively. The Company’s outlook for the third quarter and full year 2014 excludes the impact of Venezuela. The business in Venezuela is expected to generate $0 to $10 million of pre-tax income for the full year.

General Cable Corporation (NYSE:BGC), a Fortune 500 Company, is a global leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products and systems for the energy, industrial, specialty, construction and communications markets. Visit our website at www.generalcable.com.

Non-GAAP Measures

Adjusted operating income (defined as operating income before extraordinary, nonrecurring or unusual charges and other certain items) and adjusted operating cash flow (defined as operating cash flow before the effects of earnings adjustments for extraordinary, nonrecurring or unusual charges and other certain items) are “non-GAAP financial measures” as defined under the rules of the Securities and Exchange Commission. Management believes that these non-GAAP financial measures are useful in analyzing the underlying operating performance of the business. With respect to the Company’s expected third quarter and full year 2014 adjusted operating income and full year 2014 adjusted operating cash flow, the Company is not able to provide a reconciliation of the non-GAAP financial measures to GAAP because it does not provide specific guidance for the various extraordinary, nonrecurring or unusual charges and other items. These items have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted. As a result, reconciliations of the non-GAAP guidance measures to GAAP are not available without unreasonable effort and the Company is unable to address the probable significance of the unavailable information.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve risks and uncertainties, predict or describe future events or trends and that do not relate solely to historical matters. Forward looking statements include, among others, expressed expectations with regard to the following: “believe,” “expect,” “may,” “will,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume,” “seek to” or other similar expressions, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those discussed in forward-looking statements as a result of factors, risks and uncertainties over many of which we have no control. These factors include, but are not limited to: the economic strength and competitive nature of the geographic markets that the Company serves; our ability to increase manufacturing capacity and productivity; our ability to increase our selling prices during periods of increasing raw material costs; our ability to service, and meet all requirements under, our debt, and to maintain adequate domestic and international credit facilities and credit lines; our ability to establish and maintain internal controls; the impact of unexpected future judgments or settlements of claims and litigation; impact of foreign currency fluctuations, compliance with U.S. and foreign laws, including the Foreign Corrupt Practices Act; our ability to achieve the anticipated cost savings, efficiencies and other benefits related to our previously announced restructuring program and the other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”), including but not limited to, our annual report on Form 10-K filed with the SEC on March 3, 2014, and subsequent SEC filings. You are cautioned not to place undue reliance on these forward-looking statements. General Cable does not undertake, and hereby disclaims, any obligation, unless required to do so by applicable securities laws, to update any forward-looking statements as a result of new information, future events or other factors.